Exhibit 99.1


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CONTACT:

Kelly O'Brien                                        Lois Liebowitz
Intermarket                                          IPC Acquisition Corp.
+1 212 754 5467                                      +1 212 858 7918
Kelly@intermarket.com                                Lois.Liebowitz@ipc.com
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         IPC ACQUISITION CORP. ANNOUNCES PRICING OF ITS CASH TENDER
          OFFER FOR ITS 11.50% SENIOR SUBORDINATED NOTES DUE 2009

NEW YORK, AUGUST 2, 2005 - IPC Acquisition Corp. today announced the Total Consideration for its cash tender offer for its outstanding 11.50% Senior Subordinated Notes due 2009. The offer expires at 10:00 a.m., New York City time, on August 5, 2005, unless extended. As of August 1, 2005, holders of $144,525,000 in aggregate principal amount of the Notes, which represents 96.35% of the $150,000,000 outstanding principal amount of the Notes, have tendered their outstanding Notes and delivered related consents pursuant to the Offer and Consent Solicitation. Subject to the terms and conditions of the Offer, payment for any Notes tendered will be made promptly after the Expiration Time. The Offer and Consent Solicitation were commenced pursuant to IPC's Offer to Purchase and Consent Solicitation Statement dated June 17, 2005.

As  previously  announced,   the  Total  Consideration  for  the  Offer  is
determined based on the formula set forth in the Company's Offer to Purchase, which provides for a fixed spread of 0.50% over the yield to maturity based on the bid side price of the 1.875% U.S. Treasury Note due December 31, 2005 (the "Reference Yield") as measured at 2:00 P.M., New York City time, on the third business day preceding the Expiration Time (as quoted on the Bloomberg Government Pricing Monitor on "Page PX3"). The Reference Yield at 2:00 p.m., New York City time, on August 2, 2005 was 3.664%, which resulted in a tender offer yield of 4.164%.

Upon consummation of the Offer, assuming the payment date is August 5, 2005, the Company will pay holders who validly tendered their Notes before the Consent Time the Total Consideration of $1,082.51 for each $1,000 principal amount of Notes purchased in the Offer. In addition, accrued and unpaid interest will be paid up to, but not including, the payment date. The actual payment may be higher or lower, based on the formula set forth in the Offer to Purchase, depending on the actual payment date for the Offer. The above mentioned Reference Yield assumes that the Offer will expire on August 5, 2005.

The Total Consideration includes a Consent Payment of $30.00 per $1,000 principal amount of the Notes that is payable only to holders who validly tendered their Notes on or prior to the Consent Time. Holders who validly tender their Notes after the Consent Time, but before the expiration of the Offer, will be paid $1,052.51 per $1,000 principal amount of Notes purchased in the Offer.

Information regarding the pricing, tender and delivery procedures and conditions of the Offer and Consent Solicitation is contained in the Offer to Purchase and related documents. Copies of these documents can be obtained by contacting Global Bondholders Services Corporation, the information agent for the Offer and Consent Solicitation at (866) 924-2200. Goldman, Sachs & Co. is the exclusive dealer manager and solicitation agent for the Offer and Consent Solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Goldman, Sachs & Co., toll-free at (800) 828-3182 or collect at (212) 357-7867.

NOTES TO EDITORS

ABOUT IPC
IPC is a leading provider of mission-critical communications solutions to global enterprises. With more than 30 years of expertise, IPC provides its systems and services to the world's largest financial services firms, as well as to public safety; government; power, energy and utility; and transportation organizations. IPC offers its customers a suite of products and enhanced services that includes advanced Voice over IP technology, and integrated network and management services to 40 countries. Based in New York, IPC has over 800 employees throughout the Americas, Europe and the Asia Pacific regions. For more information visit www.ipc.com.
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Statements made in this news release that state IPC's or its management's intentions, beliefs, expectations, or predictions for the future constitute "forward looking statements" as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with concentration of our customers in the financial services industry, our ability to protect our intellectual property, our expansion into Command and Control communications products and services, substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, labor disputes, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

(C)2005 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.
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